Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	February 21, 2019
(218) 628-2217

IKONICS ANNOUNCES 2018 RESULTS

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, announced 2018 and fourth quarter financial results. The year 2018 marked a return to growth and profitability for IKONICS. Sales in 2018 grew by 6% over the prior year to $18.2 million, earning $0.07 per diluted share compared to a 2017 loss of $0.11 per diluted share. The IKONICS aerospace segment, AMS, led 2018 sales growth with a sales increase of 139% over 2017.

Earnings for fourth quarter of 2018 were $0.08 per diluted share compared to $0.19 per diluted share in fourth quarter 2017. 2018 fourth quarter sales were 2% lower than the comparable 2017 period. According to Bill Ulland, IKONICS CEO, “Both earnings and sales in the fourth quarter of 2017 benefitted from a large stocking order of IKONICS SubTHAT! film which did not occur in 2018.”

Ulland added: “We enter 2019 with three new initiatives that, I believe, will add revenue and profits to our existing lines of business:

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“In January 2019 we introduced IKONART at a trade show aimed at crafters. The market acceptance of this unique stencil system exceeded our expectations, and we are gearing up for production. The product may be viewed on our web site at www.ikonartstencil.com and on a third-party unsolicited YouTube video at https://www.youtube.com/watch?v=g9bdP94fJ4s.

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“In February 2019 we entered into an agreement with AKK, a German manufacturer of high quality printers, to develop a newly patented imaging system that, we believe, will have a major impact on the mold texturing industry. This joint effort couples AKK’s advanced printer technology with IKONICS’ expertise in UV curable inks and inkjet receptive films. If we are successful in this effort, our system will save the mold makers very significant time and expense in their process. Our goal is to have a final product by the latter half of this year.

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“We also are working on a new product for custom-decorating hard surfaces, such as automobiles, with durable, vibrant images. Similar products already exist in the market, but ours features ease of use and unique images that are of high resolution and are customizable.”

Ulland continued: “These products all rely on our unique expertise in digital imaging, UV chemistry and high-quality coating. They are all consumables and carry good margins. I also expect our traditional product lines to thrive led by AMS our aerospace segment.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, new products, new business initiatives, customer behavior and market trends that involve risks and uncertainties. The Company's actual results could differ materially as a result of domestic and global economic conditions, downturns in the aerospace or automotive industries, unexpected production delays by customers using the Company’s products, competitive market conditions, changes in consumer preferences, inability to commercialize technologies the Company is developing on the anticipated timeline or at all, acceptance of new products the Company offers, introduction of new products or technologies by competitors, unexpected capital expenditure requirements, delays in completing planned expansions, the ability to control operating costs without impacting growth as well as the factors described in the Company's Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS
For the Three and Twelve Months Ended December 31, 2018 and 2017

	Three Months Ended		Twelve Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
Net sales	$4,856,640	$4,944,791	$18,213,653	$17,243,244

Cost of goods sold	3,154,166	3,071,689	11,959,626	11,512,699

Gross profit	1,702,474	1,873,102	6,254,027	5,730,545

Operating expenses	1,510,954	1,466,289	6,028,208	6,195,154

Income (loss) from operations	191,520	406,813	225,819	(464,609)

Interest expense	(23,543)	(20,605)	(90,583)	(83,080)

Other	15,243	6,178	50,229	23,542

Income (loss) before income taxes	183,220	392,386	185,465	(524,147)

Income tax expense (benefit)	33,601	23,617	46,000	(298,000)

Net income (loss)	$149,619	$368,769	$139,465	$(226,147)

Earnings (loss) per common share-basic and diluted	$0.08	$0.19	$0.07	$(0.11)

Average diluted shares outstanding	1,983,553	1,988,498	1,983,553	2,007,613

CONDENSED BALANCE SHEETS
As of December 31, 2018 and December 31, 2017

	12/31/2018	12/31/2017
Assets
Current assets	$8,958,070	$8,271,383
Property, plant, and equipment, net	8,084,742	8,301,661
Intangible assets, net	376,406	351,186
	$17,419,218	$16,924,230
Liabilities and Stockholders' Equity
Current liabilities	$1,303,531	$875,781
Long-term debt	2,821,657	2,946,518
Deferred income taxes	183,000	144,000
Stockholders' equity	13,111,030	12,957,931
	$17,419,218	$16,924,230

CONDENSED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 31, 2018 and 2017

	12/31/2018	12/31/2017
Net cash provided by operating activities	$1,224,765	$204,689
Net cash (used in) provided by investing activities	(393,115)	114,569
Net cash used in financing activities	(138,213)	(438,271)

Net increase (decrease) in cash and cash equivalents	693,437	(119,013)
Cash and cash equivalents at beginning of period	929,700	1,048,713

Cash and cash equivalents at end of period	$1,623,137	$929,700